Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-104475) of Arlington Asset Investment Corp. of our report dated February 24, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

McLean, Virginia

February 24, 2010